Exhibit 10.14

OAKTREE CAPITAL MANAGEMENT LIMITED

CONFIDENTIAL

September 26, 2006

Howard Marks

c/o Oaktree Capital Management, LLC

333 South Grand Avenue

Los Angeles, California 90071

Re:	Employment with Oaktree Capital Management Limited

Dear Mr. Marks:

This is to confirm our understanding with you concerning your employment by Oaktree Capital Management Limited, a private limited company organised under the laws of the United Kingdom (the “Company”) and a subsidiary of Oaktree Capital Management, LLC, a California limited liability company (“Oaktree” and together with the Company, the “Oaktree Group”).

1.	Employment. The Company will employ you to serve as a part-time employee of the Company and you hereby accept such employment with the Company on the terms and conditions set forth in this letter agreement (this “Agreement”).

2.	Commencement. Your employment under the terms of this Agreement will commence on October 6, 2006 (the “Commencement Date”).

3.	Specific Position; Duties and Responsibilities. You will serve as Chairman of the Company and in such capacity shall undertake such responsibilities as you shall deem appropriate, including, without limitation:

(a)	reviewing and commenting on organisational decisions and actions regarding staffing;

(b)	fostering relations with current and prospective clients and business partners;

(c)	assessing current products and developing new products to be managed by the Company;

(d)	participating in marketing meetings with potential investors; and

(e)	reviewing proposed investment opportunities for the various funds managed by the Company.

You shall have no normal working hours but shall work such hours as you reasonably determine as necessary to perform your role.

4.	Location. Your principal office and normal place of work will be located in London, England in such quarters as are designated and allotted by the Company.

5.

Compensation and Other Matters. While you are employed by the Company, you will be paid a base salary at a rate of One Hundred Thousands Pounds Sterling (£100,000) per annum (prorated for the relevant period) in accordance with the Company’s normal payroll practices unless otherwise specified below, subject to such deduction of PAYE and National Insurance deductions or any other deductions required by applicable law, effective as of the Commencement Date and payable to you in twelve equal monthly instalments by the 25th of every calendar month.

6.	Vacation. Your vacation entitlement of four calendar weeks will be subject to the Oaktree Group’s vacation policies.

7.	Reimbursement of Business Expenses. The Company will, upon submission of appropriate documentation as requested by the Company, United Kingdom Inland Revenue and the Oaktree Group’s policies, promptly reimburse you, or cause you to be reimbursed, for reasonable authorised business expenses incurred by you during the term of this Agreement in accordance with rules and policies established from time to time by the Company and in furtherance of its business.

8.	Termination.

a)	Your employment will terminate automatically upon your death (provided that accrued compensation will be paid to your beneficiary or legal representative); or

b)	Following the Commencement Date, your employment may be terminated by either party giving to the other not less than one month prior written notice. The Company reserves the right to make a payment in lieu of notice to you calculated by reference to your then-current base salary only and to terminate your employment immediately without notice or compensation in the event of a serious breach of your express or implied obligations hereunder.

9.	Officer Conduct. You will comply with the Company’s personnel and other policies, as in effect from time to time.

10.	Miscellaneous.

a)

Notices. Any notices provided for in this Agreement shall be sent to the Company at Oaktree Capital Management Limited, 27 Knightsbridge, 4th level, London SW1X 7LY, Attention: Chief Executive of the Company, with a copy to Oaktree Capital Management, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California, U.S.A., Attention: General Counsel, or such other address as the Company may designate to you in writing and to you at such address as you may designate (or your business address of record in the absence of such designation). All notices delivered by hand shall be deemed given on the day received. All notices posted shall be deemed to have been given (i) two business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed or (ii) one business day after such notice is sent by Federal Express or other one-day service providers, postage prepaid and properly addressed.

b)	Entire Agreement. This Agreement contains the entire agreement of the Company and you relating to your employment by the Company and supersedes in its entirety all other agreements (whether written, oral or otherwise) and all amendments thereto, including, but not limited to, any other offer letters of employment. No modification of this Agreement will be valid unless it is in writing and signed by both parties.

c)	Waiver. The waiver of any breach of this Agreement will not be deemed to be a waiver of any other breach.

d)	Governing Law. This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed by and construed in accordance with the laws of England and Wales.

e)	Counterparts. This Agreement may be executed in any number of counterparts. Each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

If you agree to and accept the foregoing please so indicate by signing this Agreement in the space provided below and returning a signed copy to the undersigned. Upon acceptance by you, this Agreement will become our agreement as to the terms and conditions of your employment.

OAKTREE CAPITAL MANAGEMENT LIMITED

By:	/S/ JOHN FRANK
Name:
Title:

By:	/S/ DAVID KIRCHHEIMER
Name:
Title:

I agree and accept the terms set out above as of the date of this Agreement.

/S/ HOWARD MARKS
Howard Marks